Exhibit 8.2
Fangda Partners
http://www.fangdalaw.com

20/F, Kerry Center
1515 Nanjing West Road
Shanghai 200040, PRC
July 27, 2009
Trina Solar Limited
No. 2 Tianhe Road, Electronics Park
New District, Changzhou
Jiangsu 213031, People’s Republic of China
Dear Sirs:
We have acted as special People’s Republic of China (“PRC”) legal counsel to Trina Solar Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), in connection with the Company’s registration statement on Form F-3 (the “Registration Statement,” which term does not include any exhibits thereto) to be filed with the United States Securities and Exchange Commission (the “SEC”).
For the purposes of giving this opinion, we have examined and relied upon copies of the following draft documents:
(i) the Registration Statement; and
(ii) the prospectus (the “Prospectus”) contained in the Registration Statement.
We have assumed (i) the genuineness and authenticity of all signatures, stamps and seals and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (ii) the accuracy and completeness of all factual representations made in the Registration Statement and the Prospectus and other documents reviewed by us, (iii) that there is no provision of the law of any jurisdiction, other than PRC, which would have any implication in relation to the opinions expressed herein; (iv) the validity and binding effect under the laws of the United States of

America of the Registration Statement and the Prospectus and that the Registration Statement will be duly filed with or declared effective by the SEC; and (v) that the Prospectus, when published, will be in substantially the same form as that examined by us for purposes of this opinion.
We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than PRC. This opinion is to be governed by and construed in accordance with the laws of PRC and is limited to and is given on the basis of the current law and practice in PRC.
On the basis of and subject to the foregoing, we are of the opinion that the statements relating to certain PRC tax matters set forth under the caption “Taxation — People’s Republic of China Taxation” in the Company’s Prospectus, is true and accurate based on current PRC law and practice at the date of this letter and that such statements constitute our opinion
We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to us under the caption “Enforceability of Civil Liabilities” in the Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.
Very truly yours,
/s/ Fangda Partners